Stewart W. Robinson
                          Certified Public Accountant
                         462 Seventh Avenue, 16th Floor
                               New York, NY 10123
                   Tel: (212) 279-8430, Fax: (212) 629- 7052





April 25, 1997




To the Board of Directors
Multi Soft, Inc.
4262 US Route #1
Monmouth Junction, NJ  08852

Ladies and Gentleman:

We expect to have our audit completed some time around May 7, 1997. This is later than the due date of your form 10K of May 1, 1997.

Unfortunately, the audit could not be completed prior to that date without applying unreasonable effort and extraordinary expense.

Accordingly, we hereby request that you file Form 12b-25 to notify the Securities and Exchange Commission of this late filing due to the non-completion of our audit.




Sincerely,

/s/ Stewart W. Robinson
-----------------------
    Stewart W. Robinson